hopTo Inc. Announces Fourth Quarter and Fiscal Year 2015

Highlights and Results

CAMPBELL, Calif. – (March 30, 2016) – hopTo Inc. (OTCQB: HPTO), developer and provider of the most comprehensive mobile productivity platform, today announced its financial results for the year ended December 31, 2015.

Fourth Quarter 2015 Highlights:

●	Launched hopTo Work for Citrix® in November, 2015

Full Year 2015 Highlights:

●	Revenue of $5.0 million
●	Gross Profit of $4.4 million
●	Doubled the number of patents granted and allowed by the U.S. Patent and Trademark Office, bringing total number of patents to 37 at December 31, 2015
●	Launch of MAX – Mobile App eXperience for instant transformation of Windows apps into touch-friendly mobile apps
●	Became a verified Citrix Ready® Premier Partner
●	Added over 30 hopTo Work resellers
●	Completed a $2.55 million private financing in July
●	Released GO-Global for Windows 5.0

“Throughout 2015 we continued to work on go-to-market efforts for hopTo Work. It has been a challenging year but we remain encouraged by the positive feedback that we continue to receive from prospective customers and partners in a broad range of industries,” stated Eldad Eilam, CEO of hopTo Inc. “Although we did not achieve our expected level of sales for hopTo Work in 2015, our pipeline of prospective customers continues to grow and we have learned tremendous amounts about what the market needs.”

“During 2015 we saw our market begin to be defined more clearly as “app refactoring”, as more analysts are discussing the massive challenge that enterprises face in delivering existing mission critical applications to the mobile devices that their employees require for optimal productivity. We have engaged directly with these analysts and their response has been very favorable to hopTo’s approach, which is unique in that our solution requires no coding to implement and provides a high level of security by never downloading any data to the device.”

“Our sales team has succeeded in building strong relationships with channel partners and prospective customers, but the sales cycle continues to be prolonged, primarily due to the customers’ requirement for a seamless interoperability with their existing infrastructure from Citrix Systems.”

“To that end, we engaged directly with Citrix during the fourth quarter and secured their cooperation and assistance in developing a version of hopTo Work that is fully interoperable with their products. While this is a technically challenging effort, we expect to launch this version in the second quarter of 2016. We are still expecting hopTo Work revenues to ramp gradually and for the Company to generate meaningful sales in 2016 from the hopTo Work product line,” concluded Mr. Eilam.

Fiscal Year 2015 Financial Results

The Company’s total revenue for 2015, primarily from its GO-Global products and services, was $5.0 million, compared to $5.6 million in the prior year, a decline of 10.3%.

Gross profit for 2015 amounted to $4.4 million, or 88% of revenues, as compared to $5.1 million, or 92% of revenues, for 2014.

Selling, general and administrative expenses were $4.7 million and R&D expenses were $4.2 million. The Company continued to deliver on cost controlling measures and better cash management, with total operating expenses for 2015 of $8.9 million, compared to $10.3 million for 2014.

hopTo Inc. reported a net loss for the year ended December 31, 2015 of $4.4 million, or $0.52 per basic and diluted share, compared to $3.6 million or $0.48 per basic and diluted share in fiscal year 2014.

As of December 31, 2015 the Company had a cash balance of $1.8 million and an accounts receivable balance of $0.4 million.

Conference Call

hopTo Inc will host an investor conference call to discuss its financial results today, Wednesday March 30, 2016, at 4:30 p.m. ET/1:30 p.m. PT.

Investors in the U.S. interested in participating in the call should dial 1-877-407-0784 and reference hopTo Fourth Quarter and Year End 2015 Earnings. Those calling from outside the U.S. should dial 1-201-689-8560 and reference hopTo Fourth Quarter and Year End 2015 Earnings. A telephone replay will be available approximately two hours after the call until April 6, 2016 by dialing 1-877-870-5176 from the U.S. or 1-858-384-5517 from international locations, with passcode 13633228.

A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at hopto.com/investors. The webcast will be archived on the Company’s website for one year.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity with custom, touch enabled access to existing Windows applications and documents. The company is based in Campbell, CA.

For more information on hopTo, please visit: www.hopTo.com, https://www.linkedin.com/company/hopto or download the hopTo IRapp from the hopTo investor page.

FORWARD LOOKING STATEMENTS

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth, the expected impact of our products on the marketplace, expected increase in revenues and bookings, and our expected ability to successfully deliver a Citrix integration of our hopTo Work product. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; our Citrix integration represents a substantial technical challenge that is subject to both the ordinary risks of developing new software (such as delays and engineering issues) as well as Company-specific issues such as our limited capital and engineering resources, which significantly increases our vulnerability to both expected and unexpected problems that can arise in the complex software development initiative; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents we have filed with the SEC.

Investors / Media:
J.L. Casabonne
Investors@hopTo.com

408.688.2674 x5025

hopTo Inc.

Condensed Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)
Assets
Cash	$1,777,300	$1,557,100
Accounts receivable, net	434,900	2,211,300
Prepaid expenses and other current assets	139,200	98,100
Total current assets	2,351,400	3,866,500
Capitalized software development costs, net	20,800	408,700
Property and equipment, net	252,500	362,500
Other assets	109,000	139,700
Total assets	$2,733,700	$4,777,400

Liabilities and shareholders’ equity (deficit)
Accounts payable and accrued liabilities	$1,012,100	$986,500
Deferred revenue - current	2,467,000	2,859,300
Deferred rent	21,000	44,500
Capital Lease	8,400	7,700
Severance liability	5,900	-
Total current liabilities	3,514,400	3,898,000
Warrants liability	31,600	647,300
Deferred revenue - long-term	1,465,800	1,652,600
Deposit liability	81,400	-
Deferred rent - long-term	26,700	158,200
Capital Lease	6,800	15,200
Stockholders’ equity (deficit)	(2,393,000)	(1,593,900)
Total liabilities and stockholders’ equity (deficit)	$2,733,700	$4,777,400

Condensed Consolidated Statements of Operations

	Twelve Months Ended December 31,
	2015	2014
	(Unaudited)	(Unaudited)
Revenue	$4,981,000	$5,553,400
Costs of revenue	609,400	453,400
Gross profit	4,371,600	5,100,000
Operating expenses
Selling and marketing	1,588,200	2,069,700
General and administrative	3,136,600	3,333,800
Research and development	4,224,000	4,911,400
Total operating expenses	8,948,800	10,314,900
Loss from operations	(4,577,200)	(5,214,900)
Other income - change in fair value of warrants liability	190,300	1,624,300
Other income (expense), net	(500)	(200)
Loss before provision for income tax	(4,387,400)	(3,590,800)
Provision for income tax	3,700	3,100
Net loss	(4,391,100)	(3,593,900)

Basic and diluted earnings (loss) per share	$(0.52)	$(0.48)
Average weighted shares outstanding - basic and diluted	8,437,390	7,440,173